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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Clarus Therapeutics, Inc. of our report dated October 18, 2010 relating to our audits of the financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated October 18, 2010, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

Chicago, Illinois January 12, 2011	/s/ McGladrey & Pullen, LLP

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  Exhibit 23.1